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EXHIBIT (b)(2)

        THIS FIRST AMENDMENT AGREEMENT is made as of the 12th day of April, 2001.

B E T W E E N:

ROGERS WIRELESS INC.
(the "Borrower")

— and —

THE BANK OF NOVA SCOTIA
THE TORONTO-DOMINION BANK
CANADIAN IMPERIAL BANK OF COMMERCE
CITIBANK CANADA
ROYAL BANK OF CANADA
BANK OF MONTREAL
BANK OF TOKYO-MITSUBISHI (CANADA)
(the "Lenders")

— and —

THE BANK OF NOVA SCOTIA
in its capacity as Administrative Agent
(the "Agent")

RECITALS:

A.
The Borrower, which was formerly known as Rogers Cantel Inc., certain of the Lenders (including those Lenders who became parties as a result of an assignment agreement dated as of 12 April 2001) and the Agent are parties to a credit agreement dated as of 15 March 1997 pursuant to which the Lenders established a revolving term credit in the amount of $800,000,000 in favour of the Borrower, as supplemented by a Supplemental Agreement made as of 18 August 2000, which Supplemental Agreement is no longer of any further force or effect as the L/Cs provided for therein have now been returned and cancelled (the "Credit Agreement").

B.
The Borrower has requested that the Lenders amend the terms of the Credit Agreement by, inter alia:

(i)
changing the maximum amount available under the Credit;

(ii)
extending the term and repayment schedule of the Credit;

(iii)
amending the financial covenants in the Credit Agreement; and

  (iv)
  amending the method of calculation of operating cash flow in the Credit Agreement.

C.
The Lenders have agreed to such requests on the terms and conditions set forth herein and the parties are entering into this First Amendment Agreement to give effect thereto and to make other amendments agreed to by the parties.

        THEREFORE, for value received, and intending to be legally bound by this First Amendment Agreement, the parties agree as follows:

Section 1 — Amendments to Definitions

(a)   Section 1.1 of the Credit Agreement is amended by deleting the definition of "Annualized Operating Cash Flow".

(b)   Section 1.1 of the Credit Agreement is further amended by deleting the definition of "Applicable Margin" and replacing it with the following provision:

        1.1.14    "Applicable Margin" means and shall be:

  (a)
  1.75% per annum in the case of any Prime Rate Advance or Base Rate Advance and 2.75% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Debt to Operating Cash Flow Ratio has been reported as greater than or equal to 5.5 to 1; or

  (b)
  1.25% per annum in the case of any Prime Rate Advance or Base Rate Advance and 2.25% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Debt to Operating Cash Flow Ratio has been reported as greater than or equal to 4.5 to 1 but less than 5.5 to 1; or

  (c)
  0.75% per annum in the case of any Prime Rate Advance or Base Rate Advance and 1.75% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Debt to Operating Cash Flow Ratio has been reported as greater than or equal to 3.5 to 1 but less than 4.5 to 1; or

  (d)
  0.25% per annum in the case of any Prime Rate Advance or Base Rate Advance and 1.25% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Debt to Operating Cash Flow Ratio has been reported as greater than or equal to 3.0 to 1 but less than 3.5 to 1; or

  (e)
  nil in the case of any Prime Rate Advance or Base Rate Advance and 1.00% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Debt to Operating Cash Flow Ratio has been reported as less than 3.0 to 1.

  Any change in the Applicable Margin from that then in effect shall have effect from and after the earliest of the third Business Day following the date:

  (i)
  that the most recent Quarterly Reporting Documents are delivered pursuant to Section 7.1.8 which evidence that a change in the Applicable Margin is required by virtue of the provisions hereof; or

  (ii)
  on which the most recent Quarterly Reporting Documents which evidence that a change in the Applicable Margin is so required should have been delivered pursuant to Section 7.1.8, where the Borrower has failed to deliver same;

  provided however, should the Agent, on behalf of the Lenders, and the Borrower, determine that such calculation of the Debt to Operating Cash Flow Ratio is incorrect, the Agent shall advise each of the Lenders of such error and the Borrower and the Lenders agree that, absent manifest error, the Applicable Margin shall be adjusted in accordance with the determination by the Agent and the Borrower and the party obligated to pay money pursuant to such calculation shall pay to the other the amount owing commencing from 3 Business Days after the date the Quarterly Reporting Documents containing such error was or was required to be provided, as set out above. The initial calculation of the Applicable Margin as amended by the First Amendment Agreement shall be made using the calculations set out in the Quarterly Reporting Documents provided for the period ending 31 December 2000. Interest for the period prior to the date of the First Amendment Agreement and Bankers' Acceptance Fees payable is respect of Bankers' Acceptances outstanding as at 12 April 2001 will be calculated and payable based on the Applicable Margin set forth in the Credit Agreement(prior to the amendment to such definition effected by the First Amendment Agreement), with, for greater certainty, the pricing effected by the First Amendment Agreement applying to all rollovers, renewals or replacements of such Bankers' Acceptances.

(c)   Section 1.1 of the Credit Agreement is further amended by deleting the definition of "Bankers' Acceptance" and replacing it with the following provision:

  1.1.20 "Bankers' Acceptance" means a depository bill as defined in the Depository Bill and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Borrower and accepted by a Lender pursuant to this Agreement or, for Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange (as defined in the Bills of Exchange Act (Canada)) in Canadian Dollars that is drawn by the Borrower and accepted by a Lender pursuant to this Agreement. Orders that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as "drafts".

(d)   Section 1.1 of the Credit Agreement is further amended by deleting the definition of "Borrower" and replacing it with the following provision:

  1.1.29 "Borrower" means Rogers Wireless Inc. (formerly Rogers Cantel Inc.), a corporation subsisting under the Canada Business Corporations Act, and its successors and permitted assigns.

(e)   Section 1.1 of the Credit Agreement is further amended by deleting the definition of "Credit" and replacing it with the following provision:

  1.1.43 "Credit" means the revolving/reducing term credit in aggregate of Cdn. $700,000,000 (all or any part of which maybe drawn in an Equivalent Amount in U.S. Dollars) available to the Borrower upon and subject to the terms and conditions contained in this Agreement and as limited or reduced in accordance with the provisions of this Agreement.

(f)    Section 1.1 of the Credit Agreement is further amended by deleting the definition of "Maturity Date" and replacing it with the following provision:

  1.1.69 "Maturity Date" means 30 April 2008, unless either (a) or (b) below is applicable:

    (a)
    31 May 2006, if the 2006 Public Debt is not repaid (by refinancing or otherwise) on or prior to 31 December 2005 and, if such repayment of the 2006 Public Debt is made though proceeds of issuance of Debt, such issuance is in compliance with Sections 5.3 or 5.4, as applicable, and, in any event, all of such Debt matures after 30 April 2008; or

    (b)
    30 September 2007, if the repayment referred to in Section 1.1.69(a) has been completed and if the 2007 Public Debt is not repaid (by refinancing or otherwise) on or prior to 30 April 2007 and, if such repayment of the 2007 Public Debt is made though proceeds of issuance of Debt, such issuance is in compliance with Sections 5.3 or 5.4, as applicable, and, in any event, all of such Debt matures after 30 April 2008;

    or if any such day is not a Business Day, the immediately preceding Business Day.

(g)   Section 1.1 of the Credit Agreement is further amended by deleting the definition of "Operating Cash Flow" and replacing it with the following provision:

  1.1.72 "Operating Cash Flow" means an amount equal to the total net income of the Borrower, on a Consolidated basis, for its four consecutive most recently completed fiscal quarters prepared in accordance with GAAP and excluding all extraordinary and other non-recurring and unusual items (including foreign exchange losses or gains and losses or gains on the repurchase or redemption of any securities) plus, to the extent deducted in calculating such net income, interest expense and other financing costs and expenses, depreciation, amortization, all taxes whether or not deferred applicable to such period and any deferred management fees to the extent accrued and unpaid, which deferred management fees shall be deducted in the particular quarter when actually paid. Cash payments on account of commissions shall be deducted for the purpose of calculating Operating Cash Flow.

  If the Borrower has made any Investment or disposition, on a Consolidated basis, during its four consecutive most recently completed fiscal quarters, Operating Cash Flow otherwise calculated for such period shall be adjusted to include Operating Cash Flow attributable to the Investment as if the Investment had been made on the first day of such period and to exclude Operating Cash Flow attributable to the Property disposed of as if the disposition had been made on the first day of such period.

(h)   Section 1.1 of the Credit Agreement is further amended by deleting paragraph (a) of the definition of "Pro Forma Debt Service" and replacing it with the following provision:

  1.1.85(a) all scheduled principal payments of Debt, which will include required payments of principal on the incremental portion of any Debt projected to be incurred in accordance with the Budget (including without limitation the principal component of Purchase Money Obligations and Supplier Obligations) to be paid for the twelve months next following such fiscal quarter end other than the principal repayments, at maturity, of the 2006 Public Debt and the 2007 Public Debt, both of which principal repayments at maturity shall be excluded; and

(i)    Section 1.1 of the Credit Agreement is further amended by deleting the definition of "Senior Debt to Annualized Operating Cash Flow" and replacing it with the following provision:

  1.1.99 "Senior Debt to Operating Cash Flow Ratio" means the ratio of Senior Debt outstanding to Operating Cash Flow, both calculated as at the end of the most recently completed fiscal quarter of the Borrower.

Section 2 — New Definitions

(a)   Section 1.1 of the Credit Agreement is further amended by adding a definition for the term "Debt to Operating Cash Flow Ratio", as follows:

  1.1.44.1 "Debt to Operating Cash Flow Ratio" means the ratio of Debt outstanding to Operating Cash Flow, both calculated as at the end of the most recently completed fiscal quarter of the Borrower.

(b)   Section 1.1 of the Credit Agreement is further amended by adding a definition for the term "First Amendment Agreement", as follows:

  1.1.54.1 "First Amendment Agreement" means the first amendment agreement to this Credit Agreement made as of the 12th day of April 2001 between the Borrower, the Agent and certain Lenders.

(c)   Section 1.1 of the Credit Agreement is further amended by adding a definition for the term "2006 Public Debt", as follows:

  1.1.113.1 "2006 Public Debt" means the indebtedness owing by the Borrower under the trust indenture dated 30 May 1996 among the Borrower and the trustees therein named under which Cdn. $160,000,000 10 1/2% senior secured notes due 1 June 2006 were issued, of which Cdn. $160,000,000 principal amount is outstanding as of the date of the First Amendment Agreement.

(d)   Section 1.1 of the Credit Agreement is further amended by adding a definition for the term "2007 Public Debt", as follows:

  1.1.113.2 "2007 Public Debt" means the indebtedness owing by the Borrower under the trust indenture dated 30 September 1997 among the Borrower and the trustees therein named under which U.S.$275,000,000 8.30% senior secured notes due 1 October 2007 were issued, of which U.S. $196,110,000 principal amount is outstanding as of the date of the First Amendment Agreement.

Section 3 — Amendment to Maximum Amount of the Credit

        Section 3.1 of the Credit Agreement is deleted and replaced with the following provision:

  3.1 Maximum Amount of the Credit. Subject always to the limitations contained herein, the maximum amount of the Credit extended by this Agreement is Cdn. $700,000,000 or the Equivalent Amount in U.S. Dollars.

Section 4 — Amendment to Mandatory Reductions and Prepayments of the Credit

        Section 3.5 of the Credit Agreement is deleted and replaced with the following provision:

  3.5 Mandatory Reductions and Prepayments of the Credit. Subject to the provisions of Section 1.1.69, the aggregate amount of the Available Commitment shall be reduced automatically in the following manner:

    (a)
    on 30 April 2006, the maximum amount of the Available Commitment, taking into account any reduction prior to such time pursuant to Section 3.4 (as used in this Section, the "Original Base Amount") will be reduced by 20%;

    (b)
    on 30 April 2007, the Original Base Amount will be reduced by an additional 20%; and

    (c)
    on the Maturity Date, the Available Commitment shall be reduced to nil.

    The Borrower shall on each date listed above (or the immediately preceding Business Day if that date is not a Business Day), make any payment required by such reduction to the Agent on behalf of the Lenders so that the Aggregate Outstandings do not exceed the Available Commitment as so reduced.

Section 5 — Amendment to Standby Fees

        Section 3.15 of the Credit Agreement is deleted and replaced with the following provision:

  3.15 Stand-by Fee. On the last Business Day of March, June, September and December in each year and on the Maturity Date for the period commencing on the date of the last payment and ending on the Maturity Date, the Borrower shall pay to the Agent at the Agent's Branch of Account, for the account of each Lender in its Lender's Proportion, a Stand-by Fee in Canadian Dollars in an amount equal to: (a) 0.50% per annum calculated on the daily unused portion from time to time of the Available Commitment if the daily weighted average of the used portion of the Credit for such period is equal to or exceeds one-half of the Available Commitment; or (b) 0.625% per annum calculated on the daily unused portion from time to time of the Available Commitment if the daily weighted average of the used portion of the Credit for such period is less than one-half of the Available Commitment. The Agent shall promptly distribute such payment to each Lender in its Lender's Proportion. The Stand-by Fee shall accrue from day to day, shall be payable in arrears for the actual number of days elapsed and shall be calculated on the basis of a calendar year. The initial calculation of the Stand-by Fee as amended by the First Amendment Agreement shall be made commencing on the date that the First Amendment Agreement is entered into. For greater certainty, Stand-by Fees payable for the period prior to the date of the First Amendment Agreement will be calculated and payable on 12 April 2001 based on the terms of the Credit Agreement prior to amendment by the First Amendment Agreement.

Section 6 — Interest Periods for LIBO Advances and terms of Bankers' Acceptances

        Article 4 of the Credit Agreement is amended by adding the following provision as Section 4.6 thereof:

  4.6 Interest Periods for LIBO Advances and terms of Bankers' Acceptances. Notwithstanding any other provision of this Agreement, the Borrower shall not, at any time, be permitted to select an Interest Period for any LIBO Advance or a term for any Banker's Acceptance which extends beyond the earliest of the dates set forth in Section 1.1.69 which is potentially applicable at such time.

Section 7 — Additional Provisions relating to Bankers' Acceptances

        The following provisions shall be added as, respectively, Sections 4.4.6.1 and 4.4.6.2 of the Credit Agreement:

  4.4.6.1 Settlement Procedures. Each Lender shall be authorized to deposit Bankers' Acceptances and otherwise complete settlement procedures with the clearing house in accordance with the Depository Bills and Notes Act (Canada).

  4.4.6.2 Power of Attorney re Bankers' Acceptances. In order to facilitate the issuance from time to time of Bankers' Acceptances pursuant to this Agreement, the Borrower authorizes each of the Lenders, and for this purpose appoints each of the Lenders the lawful attorney of the Borrower, to complete and sign, on the Borrower's behalf by handwritten, facsimile or mechanical signature, blank non-interest bearing drafts bearing such distinguishing letters and numbers as the relevant Lender may determine, and, once so completed and signed to accept them as Bankers' Acceptances under this Agreement and then purchase, discount or negotiate such Bankers' Acceptances in accordance with the provisions of this Agreement. Bankers' Acceptances so completed and signed on behalf of the Borrower by any Lender shall bind the Borrower as fully and effectively as if so performed by duly authorized officers of the Borrower. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any Bankers' Acceptance which has been completed and signed by a Lender except a loss or improper use arising by reason of the gross negligence or willful misconduct of such Lender or except if it fails to exercise the same degree of care it normally exercises in relation to drafts completed by or on behalf of its customers.

Section 8 — Amendment to Purchase Money and Supplier Obligations Covenant

        Subparagraph (b)(iii) of Section 7.1.11 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.11(b)(iii) those under which the aggregate principal amount outstanding at any time does not exceed 10% of the Borrower's tangible Property on a Consolidated basis (being the gross book value of all of the Borrower's Property less the aggregate of (w) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements, organizational expenses and other like intangibles, (x) unamortized debt discount and expenses, (y) all reserves for depreciation, obsolescence, depletion and amortization of its Property, and (z) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by the Borrower).

Section 9 — Amendment to Investments Covenant

        The preamble of Section 7.1.13 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.13 Investments. No Obligor will make any Investment if either before or as a result of such Investment the ratio of Debt (including Inter-Company Subordinated Debt) to Operating Cash Flow of the Borrower, on a Consolidated basis, exceeds (or would exceed) 4.0 to 1, except for the following Investments made when no Default or Event of Default has occurred or would occur as a result:

Section 10 — Amendment to Annualized Operating Cash Flow to Pro Forma Debt Service Ratio

        Section 7.1.14 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.14 Operating Cash Flow to Pro Forma Debt Service Ratio. The Borrower, on a Consolidated basis, will not permit the ratio of Operating Cash Flow calculated as at the end of each of its fiscal quarters to Pro Forma Debt Service for the twelve months next following such fiscal quarter, to be less than 1.1 to 1 at the end of any fiscal quarter.

Section 11 — Amendment to Senior Debt to Annualized Operating Cash Flow Ratio

        Section 7.1.15 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.15 Senior Debt to Operating Cash Flow Ratio. The Borrower, on a Consolidated basis, will not permit the Senior Debt to Operating Cash Flow Ratio calculated as at the end of each of its fiscal quarters ending on or after 31 March 2001, to be greater than:

    (a)
    5.50 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 2001 up to and including the fiscal quarter ending 30 June 2002;

    (b)
    5.25 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 30 September 2002 up to and including the fiscal quarter ending 31 December 2003;

    (c)
    4.75 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 2004 up to and including the fiscal quarter ending 31 December 2004; and

    (d)
    4.5 to 1 at the end of each fiscal quarter thereafter.

Section 12 — Amendment to Operating Cash Flow to Consolidated Interest Expense Ratio

        Section 7.1.16 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.16 Operating Cash Flow to Consolidated Interest Expense Ratio. The Borrower, on a Consolidated basis, will not permit the ratio of Operating Cash Flow to Consolidated Interest Expense, calculated at the end of each of its fiscal quarters, to be less than 1.75 to 1 at the end of any such fiscal quarter.

  For the purposes only of this Section 7.1.16, "Consolidated Interest Expense" shall include all interest expense paid or accrued for Debt during the four most recently completed fiscal quarters of the Borrower plus any interest expense, to the extent that it is paid in cash, which represents interest on Inter-Company Subordinated Debt during such period plus interest expense to the extent paid in cash arising on the compound portion of the interest expense on Inter-Company Deeply Subordinated Debt during such period. For greater certainty, "Consolidated Interest Expense" shall exclude all interest expense relating to transactions contemplated in the definition of Back to Back Shares.

Section 13 — Amendment to Debt to Annualized Operating Cash Flow Ratio

        Section 7.1.17 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.17 Debt to Operating Cash Flow Ratio. The Borrower, on a Consolidated basis, will not permit the ratio of Debt to Operating Cash Flow calculated as at the end of each of its fiscal quarters ending on or after 31 March 2001, to be greater than:

    (a)
    6.50 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 3.1 March 2001 up to and including the fiscal quarter ending 30 June 2002;

    (b)
    6.25 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 30 September 2002 up to and including the fiscal quarter ending 31 December 2003;

    (c)
    5.75 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 2004 up to and including the fiscal quarter ending 31 December 2004; and

    (d)
    5.50 to 1 at the end of each fiscal quarter thereafter.

Section 14 — Amendment to Dividends and Distributions Covenant

        The preamble of Section 7.1.18 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.18 Dividends and Distributions. No Obligor shall pay dividends (other than dividends payable in its capital stock) or make other distributions to shareholders or Affiliates of shareholders or make any payments in respect of any Inter-Company Deeply Subordinated Debt (other than the compound portion of interest on Inter-Company Deeply Subordinated Debt) if either before or as a result of such payment the ratio of Debt (including Inter-Company Subordinated Debt) to Operating Cash Flow of the Borrower, on a Consolidated basis, exceeds (or would exceed) 4.0 to 1, except for the following:

Section 15 — Amendment to Disposition of Assets Covenant

        Section 7.1.23 of the Credit Agreement is amended by adding the following provision to the end of paragraph (a) thereof:

  "...; provided that, notwithstanding the above, a disposition (or dispositions) by the Borrower, by way of a sale and leaseback arrangement of some or all of the towers used in its network is permitted and shall be excluded from the 15% limitation referenced above; or"

Section 16 — Amendment to Amalgamation Covenant

        Section 7.1.24 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.24 Amalgamation, etc. No Obligor will liquidate or dissolve or directly or indirectly amalgamate, merge, reorganize or otherwise combine with any other Person other than amongst themselves or with Rogers Wireless Communications Inc. or with any directly or indirectly wholly-owned subsidiary of Rogers Wireless Communications Inc., provided however, any such resulting Person will grant to the Trustee such security or other documentation and take such other actions as are required under the Trust Indenture.

Section 17 — Amendment to Covenant re Currency Hedging

        Section 7.1.25 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.25 Currency Hedging. At all times and until repayment of all Additional Senior Debt, the Obligors will utilize currency hedging techniques to hedge for a term at least equal to the lesser of, (A) five years; and (B) the period to 30 April 2008, on a weighted average basis, currency risk on a minimum of 50% of all Additional Senior Debt denominated in a currency other than Canadian Dollars in excess of the Equivalent Amount in Canadian Dollars of U.S. $25,000,000.

Section 18 — Amendment to Capital Expenditures Covenant

        Section 7.1.28 of the Credit Agreement is deleted and replaced with the following provision:

  7.1.28 Capital Expenditures. If the Senior Debt to Operating Cash Flow Ratio is less than 4.5 to 1, Capital Expenditures by the Borrower are not restricted by this Section 7.1.28. If the Senior Debt to Operating Cash Flow Ratio is equal to or greater than 4.5 to 1, the Borrower, on a Consolidated basis, shall not make Capital Expenditures in excess of 110% of those set out in that year's Budget. Any budgeted Capital Expenditures not spent in any of the previous fiscal years of the Borrower may be carried forward and added to the amount of Capital Expenditures otherwise permitted in any subsequent year, and it is agreed that the citified forward amount is $185,761,000 as of 31 December 2000. Any carried forward amount shall not be included as a budgeted Capital Expenditure in any subsequent year for the purpose of the threshold calculation set out above.

Section 19 — Amendment to Financial Covenant Acknowledgment

        Section 7.2 of the Credit Agreement is deleted and replaced with the following provision:

  7.2 Financial Covenant Acknowledgement. The Borrower acknowledges that the covenants in Sections 7.1.13 to 7.1.18 inclusive, 7.1.23, 7.1.25 and 7.1.28 and, to the extent calculated with reference to the Debt to Operating Cash Flow Ratio, the definition of Applicable Margin, have been established and agreed upon on the basis of the accounting policies, practices and calculation methods or components thereof adopted by the Borrower, on a Consolidated basis, and reflected in the Quarterly Reporting Documents for the fiscal year ending 31 December 2000. If any Obligor changes any such accounting policies, practices or calculation methods or components thereof, the Borrower shall provide the Agent, with copies for all Lenders, with all information that the Agent requires to compare Quarterly Reporting Documents provided to the Agent after any change with previous Quarterly Reporting Documents. If the Borrower would be in compliance with all such covenants (based on the most recently delivered Budget and Forecast) using both the changed accounting policies, practices and calculation methods and components thereof and the previous ones, any such change may be adopted by the Borrower for the purpose of determining the ratios and calculations set out above. Otherwise, any such change made without the prior approval of the Majority Lenders shall not be effective for the purpose only of determining the ratios and calculations set out above and such ratios and calculations shall be construed, given effect to and enforced to the fullest possible extent as if such change had not been adopted or permitted.

Section 20 — Amendment to Events of Default

        Section 8.1 of the Credit Agreement is amended by adding the following provision thereto:

  8.1(k.1) if there shall have occurred a default under the terms of any existing or future public debt indenture of any financial leverage covenant which is calculated by dividing debt by operating cash flow (or EBITDA) contained in any existing or future public debt indenture under which the Borrower incurs Debt, but only where operating cash flow (or EBITDA) in such covenant is calculated on an annualized basis by multiplying by four the operating cash: flow (or EBITDA) for the Borrower's most recently completed fiscal quarter whether or not there has occurred any demand, acceleration or other action in relation to such default; or

Section 21 — Amendment to Provisions Relating to Restricted Subsidiaries

        Section 14.1 of the Credit Agreement is amended by deleting the final paragraph thereof and replacing it with the following provision:

  For the purpose of calculating Operating Cash Flow, should a Subsidiary during any quarter be designated as a Restricted Subsidiary, such Subsidiary's Operating Cash Flow shall be included in the calculation of Operating Cash Flow for the four consecutive most recently completed fiscal quarters of the Borrower. If a Restricted Subsidiary becomes an Unrestricted Subsidiary during any fiscal quarter, such Subsidiary's Operating Cash Flow shall be excluded from Operating Cash Flow for the four consecutive most recently completed fiscal quarters of the Borrower.

Section 22 — Amendment to Schedule A — Compliance Certificate

        Paragraph (g) of Part One of Schedule A to the Credit Agreement is deleted and replaced with the following provision:

  (g)
  that the Applicable Margin at the end of the fiscal quarter ending (date) is (    •    %) p.a. in the case of any Prime Rate Advances or any Base Rate Advances and is (    •    %) p.a. in the case of any LIBO Advances or any Bankers' Acceptances since the Debt to Operating Cash Flow Ratio was (ratio) on (date), as set out in the attached Schedule 1;

Section 23 — Conditions Precedent to Effectiveness of this First Amendment Agreement

        The amendments set forth in this First Amendment Agreement shall become binding on the Lenders only upon satisfaction of the following conditions precedent:

  (a)
  execution and delivery of this First Amendment Agreement by the Borrower;

  (b)
  execution of this First Amendment Agreement by each of the Lenders;

  (c)
  the Agent having received the following material in each case in form and substance satisfactory to the Lenders and duly executed:

  (i)
  the opinion of Torys, counsel to the Borrower, with respect to this First Amendment Agreement and other related documentation, if any; and

  (ii)
  such corporate resolutions, incumbency and other certificates as may be reasonably required in connection with this First Amendment Agreement and other related documentation, if any, and the transactions contemplated hereby and thereby;

  (d)
  receipt by the Agent of accrued and unpaid (i) interest on Prime Rate Advances and (ii) Standby Fees, in each case owing up to but excluding 12 April 2001;

  (e)
  receipt by each Lender of a restructuring fee based on each such Lender's commitment, equal to the amount set forth below such Lender's name on the execution pages hereof; and

  (f)
  no Default or Event of Default having occurred and continuing as at the date of this First Amendment Agreement.

Section 24 — Representations of Borrower

        The Borrower represents and warrants to each Lender and to the Agent that:

  (a)
  it is a corporation duly incorporated or amalgamated, organized and validly existing under the laws of Canada and is in all material respects in compliance with the laws of Canada and the laws of those provinces in which it carries on business;

  (b)
  the entering into and the performance by the Borrower of this First Amendment Agreement (i) is within its powers and has been duly authorized by all necessary corporate action on its part, and (ii) does not in any material adverse manner conflict with or result in the violation of the terms of its constating documents or by-laws or of any law, regulation, franchise, licence, ordinance, decree or judgment having application to it as of the date hereof or of any agreement or other document to which it is a party or by which it maybe bound; and

  (c)
  there are no consents or other agreements required from third parties to avoid this agreement causing a breach or default under any other agreement to which it is a party.

Section 25 — Continuing Effect of Credit Agreement and Security

        Except as amended by this First Amendment Agreement, the Credit Agreement shall remain in full force and effect, without amendment, and is hereby ratified and confirmed. Without in any way limiting the terms of the Credit Agreement or any other document or instrument relating thereto, the Borrower confirms that the Security made or granted by it pursuant to or in connection with the Credit Agreement remains in full force and effect and shall continue to secure the Obligations, including but not limited to any Obligations arising as a result of this First Amendment Agreement, all notwithstanding the amendments to the Credit Agreement contained herein.

Section 26 — Counterparts and Facsimile

        The First Amendment Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this First Amendment Agreement shall be deemed to be valid execution and delivery thereof. Each party so delivering a facsimile copy shall also deliver an original copy of this First Amendment Agreement forthwith following such facsimile transmission.

Section 27 — Interpretation

        Capitalized terms used herein, unless otherwise defined or indicated herein, have the respective meanings defined in the Credit Agreement. This First Amendment Agreement and the Credit Agreement shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document.

Section 28 — Governing Law

        The parties agree that the First Amendment Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

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        IN WITNESS OF WHICH, the parties have executed this First Amendment Agreement.

ROGERS WIRELESS INC.
By:	/s/ Alan Horn Alan Horn Vice-President
By:	/s/ M. Lorraine Daly M. Lorraine Daly Vice-President, Treasurer
1 Mount Pleasant Road Toronto, Ontario M4Y 2Y5
Attention: Senior Vice-President, and Chief Financial Officer Telecopier: (416) 935-7593
with a copy to:
Rogers Communications Inc. 333 Bloor Street East Toronto, Ontario M4W 1G9
Attention: Vice-President, Treasurer Telecopier: (416) 935-3598

[signature page for First Amendment Agreement dated as of 12 April 2001 relating to Roger Wireless Inc.]

THE BANK OF NOVA SCOTIA as Lender and Agent
By:	/s/ R.M. Miret R.M. Miret Managing Director
By:	/s/ S.J. Torrens S.J. Torrens Managing Director

[Remainder of signature pages omitted]

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EXHIBIT (b)(2)